Exhibit 99.2

GENETRONICS CLOSES $10.90 MILLION PREFERRED STOCK FINANCING

SAN DIEGO, CA, May 21, 2004 — Genetronics Biomedical Corporation (AMEX: GEB) has raised an aggregate of $10.90 million through the sale of Series C Cumulative Convertible Preferred Stock to institutional and accredited investors. The Series C Preferred Stock is convertible into Genetronics common stock at $1.70 per share. Genetronics will pay the Series C holders a 6% annual dividend, in shares or cash, and each holder will receive warrants to purchase shares of Genetronics’ common stock in an amount equal to 35% of the number of shares of common stock underlying the Series C Preferred Stock at a per share exercise price of $2.20.

Participants in the funding include SDS Capital Partners, Baystar Capital, Xmark Funds, and QFinance, Inc., the strategic investment unit of Quintiles Transnational Corp. SCO Securities LLC led the financing, which included Rodman & Renshaw, LLC.

“This transaction significantly strengthens Genetronics’ treasury and I am pleased to have this vote of confidence from industry leading investment bankers, biotech investors that have participated in prior financings of our company, and high quality investors,” said Genetronics’ CEO, Dr. Avtar Dhillon. “These funds will be used for our recently initiated Phase III trial and European Phase IV pre-marketing study in head and neck cancer, and enables Genetronics to strongly advance our European commercialization plans and development programs for important new applications of our electroporation technology in oncology and gene delivery.”

The common stock that may result from preferred stock conversions and the exercise of share purchase warrants has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy (EPT). EPT enhances the local delivery of drugs, genes and DNA vaccines. The Company is moving its lead product, MedPulser®, through pre-marketing studies for head and neck cancer and cutaneous tumors in Europe, where it has received CE Mark accreditation, and a Phase III registration study for recurrent head and neck cancer in the US. The technology addresses a significant unmet clinical need, providing highly efficient, local ablation of solid tumors and selective killing of cancer cells while preserving healthy tissue. Since EPT can be used to enhance the delivery of other molecules, the Company is developing other therapies using cancer vaccines and gene therapies with various biotechnology and pharmaceutical companies. Current partnerships and collaborations include Chiron, the US Navy, and Vical. Genetronics is a leader in electroporation with over 240 patents issued, allowed or pending. More information can be obtained from www.genetronics.com.

This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report, on Form 10-K for the 12-month period ending December 31, 2003, and the Form 10-Q for the 3-month period ending March 31, 2004, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market Licensed Products. The American Stock Exchange has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.